Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Paul Surdez
(609) 452-4807
www.covance.com

COVANCE REPORTS FIRST QUARTER REVENUE OF $441M AND EPS OF $0.63;
 UPDATES FULL YEAR FINANCIAL TARGETS

Princeton, New Jersey, April 29, 2009 – Covance Inc. (NYSE: CVD) today reported earnings for its first quarter ended March 31, 2009 of $0.63 per diluted share versus $0.76 per diluted share in the first quarter of 2008 (or $0.73 per diluted share after excluding the centralized ECG gain on sale).

“On a consolidated basis, first quarter net revenues grew 7.0% (13.8% excluding the impact of foreign exchange), operating margin was 12.7%, and diluted EPS of $0.63 met our first quarter expectation,” said Joe Herring, Chairman and Chief Executive Officer.  “First quarter results were impacted by reduced market demand in Early Development, resulting in year-on-year and sequential declines in revenue and profitability, offset by record results in Late-Stage Development. Our forecast for Early Development results is to be sequentially flat in the second quarter, followed by sequential growth in the third and fourth quarters. In Late-Stage Development, increased demand led to accelerated revenue growth of 18.2% in the quarter (25.0% excluding the impact of foreign exchange) and exceptional operating margins of 22.6% (a 290 basis point increase above our previous record high).

“On the commercial front, adjusted net orders in the first quarter were $589 million, representing an adjusted book-to-bill ratio of 1.34 to 1. Central laboratory and clinical development services each delivered record adjusted net orders in the quarter, leading to a trailing twelve month book-to-bill for Late-Stage Development greater than 1.5 to 1.

“In December we released our initial financial targets for 2009, including revenue growth of 5% to 10% over 2008 and earnings per share in the range of $3.00 to $3.20. As previously outlined, these targets assumed foreign exchange rates would remain at budgeted levels throughout the year, Late-Stage backlog would continue to convert to revenue at historical rates, and demand for early development services would remain flat coming into the year and would begin to pick up between the second and third quarters of 2009. Relative to these assumptions, the dollar has remained close to our budget assumption and first quarter Late-Stage Development performance exceeded our expectations. However, first quarter results in Early Development were well below our expectations and, while we believe a bottoming of demand is underway, we expect growth to return later and slower than originally projected and from a lower base of revenue.  As a result, we are now lowering our 2009 revenue growth rate expectation to the single-digit range and our earnings per share target to $2.50 to $2.70.”

Consolidated Results

($ in millions except EPS)	1Q09	1Q08	Change
Total Revenues	$468.4	$434.0
Less: Reimbursable Out-of-Pockets	$27.2	$21.6
Net Revenues	$441.2	$412.4	7.0%
Operating Income	$55.9	$62.7	(10.8%)
Operating Margin %	12.7%	15.2%
Net Income	$40.3	$49.1	(17.9%)
Diluted EPS	$0.63	$0.76	(17.4%)
Gain on Sale, net of tax	—	$1.9
Net Income Excluding Gain on Sale	$40.3	$47.2	(14.6%)
Diluted EPS Excluding Gain on Sale	$0.63	$0.73	(14.1%)

Operating Segment Results

Early Development

($ in millions)	1Q09	1Q08	Change
Net Revenues	$192.5	$202.0	(4.7%)
Operating Income	$27.2	$50.6	(46.3%)
Margin %	14.1%	25.0%

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, clinical pharmacology services, and research products.  Early Development net revenues for the first quarter of 2009 were $192.5 million compared to $202.0 million in the first quarter of 2008 and $214.2 million in the fourth quarter of 2008.  Lower demand across most of the segment’s service offerings led to the sequential and year-on-year declines in revenue. In addition, foreign exchange negatively impacted revenue growth in the quarter by approximately 670 basis points.

Operating income for the first quarter of 2009 declined 46.3% year-over-year to $27.2 million, compared to $50.6 million in the first quarter of last year. Operating margins for the first quarter of 2009 were 14.1% compared to 25.0% in the first quarter of 2008 and 21.4% last quarter.  First quarter operating margins were impacted by a lower level of study activity, costs related to the staffing and validating of the new preclinical drug development facility in Chandler, and costs incurred for the consolidation of two small clinical pharmacology sites. In addition, the company maintained staffing levels to support expected increases in revenue generation in the second half of the year.

Late-Stage Development

($ in millions)	1Q09	1Q08	Change
Net Revenues	$248.7	$210.4	18.2%
Operating Income	$56.3	$38.9	44.9%
Margin %	22.6%	18.5%

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, and commercialization services (periapproval services and market access services).  Late-Stage Development net revenues for the first quarter of 2009 grew 18.2% to $248.7 million compared to $210.4 million in the first quarter of 2008.  Sequentially, revenues grew 10.8% compared to $224.4 million last quarter. The sequential and year-on-year growth was led by both central laboratory and clinical development.  Foreign exchange negatively impacted revenue growth in the quarter by approximately 680 basis points.  Revenue growth, excluding the impact of foreign exchange, is expected to be approximately 20% for the balance of the year.

Operating income for the first quarter of 2009 increased 44.9% to $56.3 million compared to $38.9 million in the first quarter of the prior year.  Exceptional profitability in central laboratory services and clinical development led to operating margins of 22.6% for the first quarter of 2009 compared to 18.5% in the first quarter of last year and 19.6% last quarter. Operating margin in Late-Stage Development is expected to trend toward approximately 20% in the back half of the year.

Corporate Information

The Company’s backlog at March 31, 2009 grew 54.4% year-over-year to $4.42 billion compared to $2.86 billion at March 31, 2008 and $4.33 billion at year-end. Foreign exchange negatively impacted sequential backlog growth by approximately $30 million.  Adjusted net orders (net orders adjusted for dedicated capacity contracts) were $589 million in the first quarter of 2009.

Corporate expenses totaled $27.5 million in the first quarter of 2009 compared to $26.3 million last quarter and $26.7 million in the first quarter of last year.  We expect corporate expenses to average between 6.0% and 7.0% of revenues going forward as we continue to make investments in infrastructure to enhance our ability to manage future growth.

Cash and cash equivalents at March 31, 2009 were $190 million compared to $221 million at December 31, 2008 and $233 million at March 31, 2008.  At March 31, 2009, short-term debt totaled $80 million.

Free cash flow (defined as operating cash flow less capital expenditures) for the first quarter of 2009 was negative $31 million, consisting of operating cash flow of $9 million (which includes the payment of annual bonuses) less capital expenditures of $40 million.  In 2009, we now expect free cash flow to be approximately $75 million and capital expenditures to be approximately $180 million.  The free cash flow target for 2009 assumes net Days Sales Outstanding (DSO) at 40 days.

Net DSO were 39 days at March 31, 2009 compared to 37 days at December 31, 2008 and 39 days at March 31, 2008.

The Company’s investor conference call will be webcast on April 30 at 9:00 am EDT.  Management’s commentary and presentation slides will be available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1.7 billion, global operations in more than 20 countries, and more than 9,800 employees worldwide.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, fluctuations in currency exchange rates,  and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits Follow

COVANCE INC.

CONSOLIDATED INCOME STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended March 31
	2009	2008

Net revenues	$441,236	$412,432
Reimbursable out-of-pockets	27,221	21,605
Total revenues	468,457	434,037

Costs and expenses:
Cost of revenue	301,725	273,330
Reimbursed out-of-pocket expenses	27,221	21,605
Selling, general and administrative	63,954	59,017
Depreciation and amortization	19,614	17,348
Total costs and expenses	412,514	371,300

Income from operations	55,943	62,737

Other (income) expense, net:
Interest income, net	(83)	(2,596)
Foreign exchange transaction gain, net	(446)	(1,065)
Gain on sale of business	—	(2,978)
Other income, net	(529)	(6,639	)(a)

Income before taxes and equity investee earnings	56,472	69,376	(a)

Taxes on income	16,349	20,723	(a)

Equity investee earnings	172	449

Net income	$40,295	$49,102	(a)

Basic earnings per share	$0.63	$0.78	(a)

Weighted average shares outstanding - basic	63,586,418	63,312,592

Diluted earnings per share	$0.63	$0.76	(a)

Weighted average shares outstanding - diluted	63,941,413	64,322,979

(a) Includes the impact of a $2,978 gain on sale of Cardiac Safety Services ($1,936 net of tax) during the first quarter of 2008.

Excluding the impact of the gain on sale of business in Q1’08:

Income before taxes and equity investee earnings	$56,472	$66,398

Taxes on income	$16,349	$19,681

Net income	$40,295	$47,166

Basic earnings per share	$0.63	$0.75

Diluted earnings per share	$0.63	$0.73

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2009 and DECEMBER 31, 2008

(Dollars in thousands)

	March 31 2009	December 31 2008
	(UNAUDITED)
ASSETS
Current Assets:
Cash & cash equivalents	$190,182	$221,334
Accounts receivable, net	259,035	228,951
Unbilled services	104,077	112,719
Inventory	74,607	68,206
Deferred income taxes	15,877	15,029
Prepaid expenses and other current assets	101,224	91,451
Total Current Assets	745,002	737,690

Property and equipment, net	883,770	860,957
Goodwill, net	123,663	105,486
Other assets	49,461	48,955

Total Assets	$1,801,896	$1,753,088

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$42,924	$41,887
Accrued payroll and benefits	73,895	104,607
Accrued expenses and other current liabilities	81,797	86,521
Unearned revenue	171,655	162,556
Short-term debt	80,000	50,000
Income taxes payable	23,544	14,224
Total Current Liabilities	473,815	459,795

Deferred income taxes	50,684	51,385
Other liabilities	49,459	47,059
Total Liabilities	573,958	558,239

Stockholders’ Equity:
Common stock	760	754
Paid-in capital	560,714	551,598
Retained earnings	1,169,864	1,129,569
Accumulated Other Comprehensive (Loss) Income	(28,200)	(13,975)
Treasury stock	(475,200)	(473,097)
Total Stockholders’ Equity	1,227,938	1,194,849

Total Liabilities and Stockholders’ Equity	$1,801,896	$1,753,088

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008

(Dollars in thousands)

(UNAUDITED)

	Three Months Ended March 31
	2009	2008
Cash flows from operating activities:
Net income	$40,295	$49,102
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,614	17,348
Non-cash compensation expense associated with employee benefit and stock compensation plans	5,879	6,044
Deferred income tax benefit	(1,840)	(779)
Gain on sale of business	—	(2,978)
Loss on sale of property and equipment	166	13
Equity investee earnings	(172)	(449)
Changes in operating assets and liabilities, net of business acquired:
Accounts receivable	(29,151)	(2,532)
Unbilled services	9,808	(7,280)
Inventory	(6,401)	(4,051)
Accounts payable	944	1,215
Accrued liabilities	(36,361)	(19,542)
Unearned revenue	8,214	(5,539)
Income taxes payable	9,535	11,177
Other assets and liabilities, net	(11,301)	(5,957)
Net cash provided by operating activities	9,229	35,792

Cash flows from investing activities:
Capital expenditures	(40,302)	(62,576)
Acquisition of business, net of cash acquired	(18,620)	—
Proceeds from sale of business	—	2,978
Other, net	12	77
Net cash used in investing activities	(58,910)	(59,521)

Cash flows from financing activities:
Net borrowings under revolving credit facility	30,000	43,000
Payment of debt assumed upon acquisition of business	(5,431)	—
Stock issued under employee stock purchase and option plans	3,028	8,461
Purchase of treasury stock	(2,103)	(129,607)
Net cash provided by (used in) financing activities	25,494	(78,146)

Effect of exchange rate changes on cash	(6,965)	15,014

Net change in cash and cash equivalents	(31,152)	(86,861)

Cash and cash equivalents, beginning of period	221,334	319,485

Cash and cash equivalents, end of period	$190,182	$232,624